Press Release

Contact:
Barbara M. Conley
Senior Vice President and General Counsel
First Business Financial Services, Inc.
608-232-5902
bconley@firstbusiness.com

First Business Financial Services, Inc. Elects Not to Participate in the U.S.
Treasury Capital Purchase Program

MADISON, WI – March 25, 2009 –  First Business Financial Services, Inc. (NASDAQ: FBIZ) announced today that its Board of Directors has elected not to participate in the U.S. Treasury Troubled Asset Relief Program Capital Purchase Program (“CPP”) after fully evaluating the related costs and benefits, as well as the potential impact on the long-term value of its shares. The company received preliminary approval from the U.S. Treasury on March 12, 2009 to issue up to $27 million of preferred stock under the CPP.

“We are very pleased to have been approved for participation in the Treasury’s CPP but even more pleased that we are able to decline participation due to the strength of our company,” stated company CEO, Corey Chambas.

As announced last week, First Business surpassed $1 billion in assets and strengthened its capital position through another year of profitability. CEO Chambas stated, “Based on the company’s strong capital position and sound asset quality, the Board of Directors determined that we can better serve the long-term interests of our shareholders, clients and community by not participating in this program.”

About First Business Financial Services, Inc.
First Business Financial Services (Nasdaq:FBIZ) is a Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. Its companies include: First Business Bank – Madison; First Business Bank – Milwaukee; First Business Bank – Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call 608-238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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